Janet A. Nash
                                 Attorney At Law
                        4500 Main Street, P.O. Box 418210
                        Kansas City, Missouri 64141-9210
                             Telephone (816)340-7480
                            Telecopier (816)340-4964

September 29, 2000

American Century Mutual Funds, Inc.
American Century Tower
4500 Main Street
Kansas City, Missouri  64111

Ladies and Gentlemen:

         As counsel to American Century Variable Portfolios II, Inc., I am generally familiar with its affairs. Based upon this familiarity, and upon the examination of such documents as I have deemed relevant, it is my opinion that the shares of the Corporation described in this initial statement on Form N-1A to be filed with the Securities and Exchange Commission on or about September 29, 2000, will, when issued, be validly issued, fully paid and nonassessable.

         For the record, it should be stated that I am an officer and employee of American Century Services Corporation, an affiliated corporation of American Century Investment Management, Inc., the investment advisor of American Century Variable Portfolios II, Inc.

         I hereby consent to the use of this opinion as an exhibit to the initial statement.

                             Sincerely,

                             /s/Janet A. Nash
                             Janet A. Nash